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                                                                    Exhibit 23.1

[KPMG Peat Marwick LLP LOGO]


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Cerprobe Corporation:

We consent to incorporation by reference in the registration statement filed on Form S-8 of Cerprobe Corporation of our report dated February 14, 1997 except as to paragraph 4 of note 20 which is as of February 28, 1997, relating to the consolidated balance sheets of Cerprobe Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-KSB of Cerprobe Corporation.


                                                       /s/ KPMG Peat Marwick LLP

Phoenix, Arizona
December 24, 1997